NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 3, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 20, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pusuant to the formation of a holding company which became effective on September 20, 2016, each share of common stock of Ashland Inc. was deemed to represent one share of Ashland Global Holdings Inc. common stock. This Form 25 is only for the removal from listing, the Common Stock of Ashland Inc., it is not a termination of the registration of the common stock of Ashland Global Holdings Inc. under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 20, 2016.